Exhibit 4.1

AMENDMENT NO. 2 TO

RIGHTS AGREEMENT

This Amendment No. 2, dated March 26, 2015 (the “Amendment”), amends that certain Rights Agreement, dated February 25, 1999 (the “1999 Agreement”), by and between BancFirst Corporation (the “Company”) and BancFirst, an Oklahoma banking corporation (the “Rights Agent”), as amended by that certain Amendment No. 1 to Rights Agreement, effective as of January 22, 2009 (“Amendment No. 1” and, together with the 1999 Agreement, the “Rights Agreement”). Capitalized terms used in this Amendment but not defined in this Amendment are defined as set forth in the Rights Agreement.

WHEREAS, under Section 26 of the Rights Agreement, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement, subject to the terms of the Rights Agreement;

WHEREAS, the parties hereto desire to terminate the Rights Agreement by advancing the Final Expiration Date of the Rights Agreement to April 1, 2015;

WHEREAS, pursuant to Section 26 of the Rights Agreement, on March 26, 2015, the Board of Directors of the Company approved an amendment to the Rights Agreement to terminate the Rights Agreement as of April 1, 2015, and has delivered a copy of the duly approved resolution in respect thereof to the Rights Agent, and the execution of this Amendment by the Company and the Rights Agent have been in all respects duly authorized and approved by the Company and the Rights Agent; and

WHEREAS, the Company’s President and Chief Executive Officer, David E. Rainbolt, has reviewed this Amendment No. 2, and has certified that this Amendment No. 2 is in compliance with Section 26 of the Rights Agreement, as required by Section 26 of the Rights Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 7(a) of the Rights Agreement is hereby amended by deleting the existing Section 7(a) and replacing that section with a new Section 7(a) as follows:

“(a)	Subject to the last three sentences of Section 11(a)(ii) hereof or as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole at any time after the Distribution Date, or in part from time to time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed (with such signature duly guaranteed), to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the time (the “Expiration Date”) which is the earlier of (i) the close of business on April 1, 2015 (“Final Expiration Date”), (ii) the action of the Board of Directors of the Company ordering the redemption of Rights pursuant to Section 23 hereof or (iii) the action of the Board of Directors of the Company ordering the exchange of Rights pursuant to Section 28 hereof.”

2.	Exhibits A, B, and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.	Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

4.	This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

5.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment effective as of the date first above written.

THE COMPANY:

BancFirst Corporation, an Oklahoma corporation

By:	/s/ David E. Rainbolt

Name:	David E. Rainbolt

Title:	President and Chief Executive Officer

THE RIGHTS AGENT:

BancFirst, an Oklahoma banking corporation,

acting through BancFirst Trust and Investment Management, a division of BancFirst

By:	/s/ James R. Dickson

Name:	James R. Dickson

Title:	President

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